EXHIBIT 10.9

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated

Restricted Stock Unit Agreement

(Non-Executive Participants)

Cover Sheet

This Restricted Stock Unit Agreement evidences the grant by Red Hat, Inc., a Delaware corporation (the “Company”), on the date set forth below (the “Grant Date”) to the person named below (the “Participant”) of a Restricted Stock Unit Award (the “Award”) covering the number of restricted stock units (each, an “RSU”) listed below, each representing the right to receive the value of one share of the Company’s common stock, $.0001 par value per share, with a vesting start date (the “Vesting Start Date”) listed below, such Award to be subject to the terms and conditions specified in the Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated (the “Plan”), and in the attached Exhibit A and Appendix A and Appendix B thereto.

Participant Name:	<PARTICIPANT NAME>
Grant Date:	<GRANT DATE>
Vesting Start Date:	<GRANT DATE>
Number of RSUs:	<Number of Shares>

RED HAT, INC.
100 East Davie Street
Raleigh, North Carolina 27601

/s/
(electronically accepted)	Name:
<PARTICIPANT NAME>	Title:

By accepting this Award, the Participant hereby (i) acknowledges that a copy of the Plan and a copy of the Plan prospectus have been delivered to the Participant and additional copies thereof are available upon request from the Company’s Equity Compensation Department and can also be accessed electronically, (ii) acknowledges receipt of a copy of this Cover Sheet and Exhibit A and Appendix A and Appendix B thereto (collectively, the “Agreement”) and accepts the Award subject to all the terms and conditions of the Plan and the Agreement, (iii) represents that the Participant has read and understands the terms and conditions of the Plan, Plan prospectus and Agreement, and (iv) acknowledges that there may be tax consequences due to the Award, some of which may vary by Participant, and that the Participant should consult a tax advisor to determine his or her actual tax consequences. The Participant must accept this Award electronically pursuant to the online acceptance procedure established by the Company within thirty (30) days; otherwise, the Company may, in its sole discretion, rescind the Award in its entirety.

EXHIBIT A

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated

Restricted Stock Unit Agreement

(Non-Executive Participants)

Terms and Conditions

1.	Grant of RSUs.

The RSUs, each representing the right to receive the value of one share of common stock, $0.0001 par value, of the Company (“Common Stock”), as provided herein, is granted pursuant to and is subject to and governed by the Plan and, unless otherwise defined in this Agreement, capitalized terms used herein shall have the same meaning as in the Plan. The shares of Common Stock that are issuable upon the vesting of the RSUs are referred to in this Agreement as “Shares.” The RSUs shall be granted to the Participant without payment of consideration (other than the continued performance of services (as described in Section 2 below)).

2.	Vesting.

(a) All of the RSUs shall be unvested on the Grant Date. For purposes of this Agreement, RSUs that have not vested as of any particular time in accordance with this Section 2 are referred to as “Unvested RSUs.”

(b) For so long as the Participant maintains continuous service to the Company or one of its Affiliates as an Employee or Director (a “Business Relationship”) throughout the period beginning on the Grant Date and ending on the vesting date set forth below (or if such date is not a trading day for the New York Stock Exchange, or such other stock exchange on which the Company’s shares are then listed, on the first trading day following such date), the RSUs shall become vested according to the schedule set forth below, subject to Sections 3 and 10 hereof:

Vesting Date	Number of RSUs That First
Vest on Such Date

[As authorized by the Compensation Committee]

3.    Cessation of Business Relationship. If the Participant’s Business Relationship ceases for any reason, including death, all Unvested RSUs on the date of such cessation will be forfeited. The Participant’s Business Relationship shall be deemed to have ceased on the last day of active service to the Company or an Affiliate and shall not be extended by any notice of termination period (i.e., garden leave, etc.), as further described in Section 12(j) below. For purposes hereof, a Business Relationship shall not be considered as having ceased during any bona fide leave of absence if such leave of absence has been approved in writing by the Company. However, in the event of any leave of absence, the Committee may, in its sole discretion, suspend vesting of the RSUs, subject to applicable law and in any event any leave of absence and the vesting of RSUs during such shall be determined in accordance with Section 409A of the Code (“Section 409A”). The vesting of the RSUs shall not be affected by any change in the type of Business Relationship the Participant has with or among the Company and its Affiliates so long as the Participant continuously maintains a Business Relationship.

4.	Payment.

(a) Within 60 days following the vesting date of any RSUs pursuant to Sections 2 or 10 and upon the satisfaction of all other applicable conditions as to the RSUs, but in no event later than the 15th day of the third month of the year following the later of the calendar year or the Company’s taxable year, in each case, in which the RSUs vest, the Company shall distribute to the Participant the Shares represented by RSUs that vested on such vesting date, reduced by the number of Shares (if any) that are withheld from the Award for the payment of Tax-Related Items (as defined in Section 11 hereof); provided, however, that the Shares may be distributed following the date contemplated in this Section 4(a) to the extent permitted under Section 409A without the payment becoming subject to, and being treated as “nonqualified deferred compensation” within the meaning of, Section 409A (such as where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws). Payment of any vested RSUs shall be made in whole Shares only and any fractional Shares shall be rounded up.

(b) The Company shall not be obligated to issue Shares to the Participant upon the vesting of any RSUs (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal, state or foreign securities or exchange control laws, any applicable withholding obligation for Tax-Related Items (as defined in Section 11 hereof) and the requirements of any stock exchange upon which Shares may be listed.

(c) Anything in the foregoing to the contrary notwithstanding, RSUs granted under this Agreement may be suspended, delayed or otherwise deferred for any of the reasons contemplated in Sections 3 and 4 only to the extent such suspension, delay or deferral is permitted under U.S. Treas. Reg. §§ 1.409A-2(b)(7), 1.409A-1(b)(4)(ii) or successor provisions, or as otherwise permitted under Section 409A.

5.    Option of Company to Deliver Cash. At the time any RSU vests, the Company may elect, in the sole discretion of the Committee, to deliver to the Participant in lieu of the Shares represented by RSUs that vested on such vesting date an equivalent amount of cash (determined by reference to the closing price of the Shares on the principal exchange on which the Shares trade on the applicable vesting date or if such date is not a trading date, on the following trading date). Such payments shall be made no later than the deadline set forth in Section 4(a) hereof. If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient to satisfy any applicable withholding obligation for Tax-Related Items (as defined in Section 11 hereof).

6.	Restrictions on Transfer.

(a) The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any RSUs, either voluntarily or by operation of law. Any attempt to dispose of any RSUs in contravention of the above restriction shall be null and void and without effect.

(b) The Company shall not be required (i) to transfer on its books any of the RSUs which have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions contained herein.

7.    No Obligation to Continue Business Relationship. None of the Plan, this Agreement or the grant of the Award imposes any obligation on the Company or its Affiliates to have or continue a Business Relationship with the Participant.

8.    No Rights as Stockholder. The RSUs represent an unfunded, unsecured promise by the Company to deliver Shares or the value thereof upon vesting of the RSUs. The Participant shall have no rights as a shareholder with respect to the Shares underlying the RSUs. The Participant shall have no right to vote or receive dividends with respect to any Shares underlying the RSUs or receive dividends unless and until such Shares (or the cash equivalent thereof if the Committee elects to deliver cash upon vesting of this Award pursuant to Section 5 hereof) are distributed to the Participant or converted into Restricted Stock as provided in Appendix A.

9.    Adjustments for Capital Changes. The Plan contains provisions covering the treatment of the Award in a number of contingencies such as stock splits and mergers. Provisions in the Plan for such adjustments are hereby made applicable hereunder and are incorporated herein by reference.

10.    Change in Control. Provisions regarding a Change in Control are set forth in Appendix A.

11.	Responsibility for Taxes.

(a) The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Award, the vesting of the RSUs, the issuance of Shares (or payment of the cash equivalent) in settlement of the RSUs, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer with respect to Tax-Related Items. In this regard, the Participant hereby authorizes the Company, in its sole discretion and without any notice to or further authorization by the Participant, to withhold from the Shares being distributed under this Award upon vesting, that number of whole Shares the value of which (being determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date the withholding obligation for Tax-Related Items arises, or if such date is not a trading date, on the following trading date) is equal to the aggregate withholding obligation for Tax-Related Items as determined by the Company. The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Company satisfies the withholding obligation for Tax-Related Items by withholding a number of Shares as described above, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. In the event the withholding obligation for Tax-Related Items would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, due to rounding of Shares, the value of the Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant.

(c) Alternatively, or in addition, the Committee, in its discretion, may permit the Company to:

(i) on the Participant’s behalf pursuant to this authorization and only to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions, sell, or instruct the broker whom it has selected for this purpose to sell, a number of the Shares to be issued upon settlement of vested RSUs sufficient to meet the withholding obligation for Tax-Related Items, and/or

(ii) withhold all applicable Tax-Related Items from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer.

(d) Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the

Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares (or the cash equivalent) or the proceeds of the sale of the Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section 11. The Participant shall have no further rights with respect to any Shares that are retained by the Company or sold by the Company or its designated broker pursuant to this Section 11, and under no circumstances will the Company be required to issue any fractional Shares.

(e) The Participant has reviewed and understands the obligations for Tax-Related Items as set forth in this Agreement.

12.    Nature of Grant. In accepting the Award, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future Award grants, or benefits in lieu of Awards even if Awards have been granted repeatedly in the past;

(c) all decisions with respect to future Award grants, if any, will be at the sole discretion of the Company;

(d) the grant of the Award and the Participant’s participation in the Plan shall not create a right to continued employment or service or be interpreted as forming an employment or services contract with the Company, the Employer or any other Affiliate and shall not interfere with the ability of the Company, the Employer or any other Affiliate to terminate the Participant’s Business Relationship at any time;

(e) the Participant’s participation in the Plan is voluntary;

(f) the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;

(g) the Award and the Shares subject to the Award, and the income and value of the same, are extraordinary items outside the scope of the Participant’s employment or services contract, if any, and are not part of normal or expected compensation of any kind for services of any kind rendered to the Company, the Employer or any other Affiliate or for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s Business Relationship by the Company or any Affiliate (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or services contract, if any), and in consideration of the grant of the Award to which the Participant is otherwise not entitled, the Participant agrees never to institute any claim against the Company or any Affiliate, waives the ability, if any, to bring any such claim and releases the Company and any Affiliate from any such claim; if notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(j) if the Participant’s Business Relationship ceases (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or services contract, if any), the Participant’s right to vest in RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., the Participant’s Business Relationship would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or services contract, if any), and the Committee shall have the exclusive discretion to determine when Participant no longer has a Business Relationship for purposes of the Award;

(k) the RSUs and the benefits under the Plan, if any, will not necessarily transfer to another company in the case of a merger, takeover or transfer of liability; and

(l) for Participants outside the United States of America:

(i) the Award and the Shares subject to the Award are not part of normal or expected compensation or salary for any purpose; and

(ii) the Participant acknowledges and agrees that neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

13.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company, and any Affiliate for the purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.

The Participant understands that Personal Data will be transferred to any stock plan service provider which is, presently or in the future, assisting the Company with the implementation, administration and management of the Plan. The Participant understands that these recipients of Personal Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares received upon vesting of the RSUs. The

Participant understands that Personal Data will be held as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to withdraw his or her consent, his or her employment status or service with the Company or the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant RSUs or other equity awards or to administer or maintain RSUs or other equity awards granted to the Participant prior or subsequent to such refusal or withdrawal. Therefore, the Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

15.	Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary. Notices may also be delivered to the Participant, during his or her Business Relationship, through the Company’s inter-office or e-mail systems or, after cessation of his or her Business Relationship, at the most recent e-mail address shown on the records of the Company.

(b) Entire Agreement; Modification. This Agreement (including the Cover Sheet) and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded by the Company as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law or other applicable rules, including, without limitation, the rules of the stock exchange on which the Shares are listed; provided that, no amendment or modification of this Agreement shall materially impair the rights of any Participant without such Participant’s consent. Notwithstanding the foregoing provision, no such consent shall be required with respect to any amendment or modification if the Committee determines in its sole discretion that (i) such amendment or modification is not reasonably likely to significantly reduce the benefits provided under the Award or that the Participant has received adequate compensation for any such reduction, or (ii) such amendment or modification, including cancellation of the Award granted under this Agreement, is necessary or advisable in order to comply with, or avoid adverse consequences due to changes in the laws or rules applicable to the Company or the Participant that the Company considers significant. In the event of a Change in Control, amendments or modifications, including cancellation of the Award granted under this Agreement pursuant to 15(b)(ii), shall not be permitted except as provided for in Appendix A of this Agreement.

(c) Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

(d) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

(f) Participant’s Acceptance. The Participant is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Agreement, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Award and the provisions of the Plan, including as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award.

(g) Section 409A. To the extent Participant is or becomes subject to U.S. Federal income taxation, the RSUs and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from the requirements of Section 409A and shall be construed consistently therewith and shall be interpreted in a manner consistent with that intention. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all RSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no undertaking to preclude Section 409A from applying to this Award. Any payments described in this Section 15(g) that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If and to the extent any portion of any payment, compensation or other benefit provided to the Participant in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”)), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. Notwithstanding the foregoing, the Company, its Affiliates, Directors, officers and agents shall have no liability to a Participant, or any other party, if the Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Committee or its delegates.

(h) Language. If the Participant has received this Agreement, or any other document related to the Plan or this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(i) Electronic Delivery and Participation. The Company may, in its sole discretion, decide (a) to deliver any documents related to the Award granted under the Plan, the Participant’s participation in the Plan, or future Awards that may be granted under the Plan by electronic means, or (b) to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

(j) Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Delaware, without giving effect to the conflict of laws principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina and agree that such litigation shall be conducted only in the courts of Wake County, North Carolina, or the federal courts for the United States for the Tenth District of North Carolina, and no other courts, where this Award is made and/or to be performed.

(k) Appendix B. The Award shall be subject to any special terms and conditions set forth in Appendix B for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix B constitutes part of this Agreement.

(l) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m) Insider Trading/Market Abuse Laws. The Participant acknowledges that, depending on the country the Participant resides and/or works in, he or she may be subject to insider trading and/or market abuse laws in those countries and the United States, which may affect the Participant’s ability to acquire or sell Shares under the Plan during such times as the Participant is considered to have “inside information” (as defined by the laws in the Participant’s country and the United States). The requirements of these laws may or may not be consistent with the terms of any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to be informed of and compliant with any such laws and such Company policies, and is hereby advised to speak to his or her personal legal advisor on this matter.

(n) Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any prior or subsequent breach by the Participant or any other participant.

(o) Administrator Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.

APPENDIX A

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended

Restricted Stock Unit Agreement

(Non-Executive Participants)

Provisions Regarding a Change in Control

(a) Notwithstanding anything contained herein to the contrary, if (i) this Agreement is continued, assumed, converted or substituted for immediately following a Change in Control and (ii) within one year after a Change in Control the Participant’s Business Relationship is terminated by the Company or its successor without Good Cause (as defined below), all of the RSUs shall be treated as vested and Shares or the value thereof upon vesting shall be delivered in accordance with Sections 4 and 5 hereof. Furthermore and notwithstanding anything contained herein to the contrary, if this Award is not continued, assumed, converted or substituted for immediately following the Change in Control, the Participant shall receive a lump sum cash payment within 30 days after the Change in Control in an amount equal to the amount that would have been delivered in accordance with Section 5 hereof had the RSUs fully vested upon the Change in Control.

(b) For purposes of paragraph (a) hereof, this Award shall be considered to be continued, assumed, converted or substituted for:

1. if there is no change in the number of outstanding shares of Common Stock of the Company and the Change in Control does not result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction, and there are no changes to the terms and conditions of this Award that materially and adversely affect this Award; or

2. if there is a change in the number of such outstanding shares of Common Stock of the Company and/or the Change in Control does result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction:

A.	the Award and Shares deliverable pursuant to the RSUs are adjusted (x) if the shares of Common Stock of the Company are exchanged solely for the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined in the Plan) in a manner which is not materially less favorable than the adjustments made in such transaction to the other outstanding shares of Common Stock of the Company, or (y) otherwise, based on the ratio on the day immediately prior to the date of the Change in Control of the fair market value of one share of common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation, to the Fair Market Value of one share of Common Stock of the Company;

B.	if applicable, the Award is converted into an award pursuant to which the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined in the Plan) are deliverable; and

C.	there are no other changes to the terms and conditions of this Award that materially and adversely affect this Award.

(c) For purposes of this Agreement, “Good Cause” means conduct involving one or more of the following:

A.	the conviction of Participant of, or plea of guilty or nolo contendere by the Participant to, a felony;

B.	the willful misconduct by Participant resulting in material harm to the Company;

C.	fraud, embezzlement, theft or dishonesty by Participant against the Company or any Affiliate, or repeated and continued failure to perform Participant’s duties with the Company after written notice of such failure to perform, resulting in any case in material harm to the Company; or

D.	the Participant’s material breach of any term of confidentiality and/or non-competition agreements.

APPENDIX B

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated

Restricted Stock Unit Agreement

(Non-Executive Participants)

Country-Specific Provisions

This Appendix B includes special terms and conditions applicable to Participants and Awards granted to such Participants under the Plan if the Participant resides and/or works in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in replacement of the terms and conditions set forth in the Cover Sheet and Exhibit A.

This Appendix B also includes information regarding exchange control and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of February 2017. However, such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant vests in RSUs, acquires Shares (or the cash equivalent) or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, transfers employment and/or residency to another country after the Award is granted or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Participant. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

Argentina

Type of Offering

Neither the RSUs nor the underlying Shares shall be publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information

Please note that exchange control regulations in Argentina are subject to frequent change. The Participant is solely responsible for complying with applicable exchange control obligations and the Participant should consult with his or her personal legal advisor regarding any exchange control obligations the Participant may have in connection with the Participant’s participation in the Plan.

Nature of Grant

The following provision supplements Section 12 of Exhibit A:

Any benefits awarded under the Plan accrue no more frequently than on an annual basis. In addition, by accepting the Award, Participant acknowledges that the Award is granted by the Company on behalf of the Employer.

Australia

Australian Addendum

The Award is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Participation in the Plan and the Award granted under the Plan are subject to the terms and conditions stated in the Australian Offer Document, which includes additional information regarding the offer in Australia, in addition to the Plan and this Agreement.

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for the Participant. If there is no Australian bank involved in the transfer, the Participant must file the report himself or herself.

Tax Information

The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Brazil

Compliance with Law

By accepting the Award, the Participant agrees to comply with applicable Brazilian law in connection with the Award. Without limitation to the foregoing, the Participant agrees to report and pay any and all tax resulting from the vesting of the RSUs, the sale of Shares and the receipt of any dividends or Dividend Equivalents.

Labor Law Acknowledgment

In accepting the Award, the Participant acknowledges that the Participant is (i) making an investment decision, (ii) the Shares will be issued only if the vesting requirements are met, and (iii) the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to the Participant.

Exchange Control Information

If the Participant holds assets and rights outside Brazil with an aggregate value equal to or exceeding US$100,000, the Participant will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported include Shares and cash acquired under the Plan.

Canada

Payment

The Award shall be paid in Shares only and Section 5 of Exhibit A shall not apply to Participants in Canada.

Nature of Grant

The following provision replaces Section 12(j) of Exhibit A:

If Participant’s Business Relationship ceases (for any reason whatsoever and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or services contract, if any), the Participant’s right to vest in the RSUs covered by the Award, if any, will terminate effective as of the earlier of: (i) the date on which the Participant’s Business Relationship ceases, (ii) the date on which the Participant receives a notice of termination of the Business Relationship from the Company or the Employer, or (iii) the date the Participant is no longer actively employed or providing services to the Company or an Affiliate, regardless of any notice period or period of pay in lieu of such notice required under local employment law. The Committee shall have the exclusive discretion to determine when the Participant no longer has a Business Relationship for purposes of the Award.

Securities Law Information

The Participant is permitted to sell Shares acquired under the Plan provided the resale of such Shares takes place outside of Canada through facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange in the United States.

Foreign Asset/Account Reporting Information

Foreign property (including Shares) held by Canadian residents must be reported annually to the tax authorities on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign property exceeds C$100,000 at any time during the year. It is not certain if the RSUs constitute foreign property that needs to be reported on Form T1135. The form must be filed by April 30th of the following year when such foreign property was held by a Canadian resident. It is the Participant’s responsibility to comply with applicable reporting obligations and the Participant should consult with his or her personal tax advisor in this regard.

The following provisions shall apply to Participants in Quebec:

Language Consent

The parties acknowledge that it is their express wish that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée

Les parties reconnaissent avoir souhaité expressément que la convention (« Agreement »), ainsi que tous les documents, les notices et la documentation juridique fournis ou mis en œuvre ou institutés directement ou indirectement, relativement aux présentes, soient rédigés en anglais.

Data Privacy

This provision supplements Section 14 of Exhibit A:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Affiliate and any stock plan service provider selected by the Company to assist with the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Affiliate to record such information and to keep such information in the Participant’s file.

Czech Republic

Exchange Control Information

The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the acquisition of Shares and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor prior to the vesting of the RSUs, the sale of Shares and receipt of Dividend Equivalents or dividends to ensure compliance with current regulations. It is the Participant’s responsibility to comply with any applicable Czech exchange control laws.

France

RSUs Not Tax-Qualified

The Participant understands that the RSUs are not intended to be French tax-qualified.

Consent to Receive Information in English

By accepting the grant of the RSUs, the Participant confirms having read and understood the Plan and the Agreement, which were provided in English language. The Participant accepts the terms and conditions of those documents accordingly.

En acceptant cette attribution gratuite d’actions, le Participant confirme avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

Foreign Asset/Account Reporting Information

If the Participant holds Shares outside of France or maintains a foreign bank account, he or she is required to report such to the French tax authorities when filing his or her annual tax return. Failure to comply could trigger significant penalties.

Germany

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. No report is required for payments less than €12,500. In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be made by the 5th day of the month following the month in which the payment was received. Effective from September 2013, the report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant is responsible for satisfying the reporting obligation.

India

Exchange Control Information

The Participant understands that he or she must repatriate to India any proceeds from the sale of Shares acquired under the Plan within ninety (90) days of receipt and any dividends received in relation to the Shares within one-hundred eighty (180) days of receipt, or as prescribed under applicable Indian exchange control laws, as may be amended from time to time. The Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information

The Participant is required to declare foreign bank accounts and any foreign financial assets in his or her annual tax return. It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult with his or her personal tax advisor in this regard.

Ireland

Nature of Grant

The following provision supplements Section 12 of Exhibit A:

By accepting the Award, the Participant acknowledges that he or she understands and agrees that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

Director Notification Information

If the Participant is a director or secretary of an Irish Affiliate whose interest in the Company represents more than 1% of the Company’s voting share capital, the Participant must notify the Irish Affiliate in writing of the Participant receiving or disposing of an interest (e.g., RSUs, Shares) in the Company, or of the Participant becoming aware of the event giving rise to the notification requirement, or of the Participant becoming a director or secretary if such an interest exists at the time. This notification requirement also applies to a shadow director of the Irish Affiliate, (i.e., an individual who is not on the board of directors of the Irish Affiliate but who has sufficient control so that the board of directors of the Irish Affiliate acts in accordance with the directions or instructions of the individual), and applies with respect to the interests of a spouse or minor children whose interests, if any, will be attributed to the director or secretary.

Israel

Awards granted to Participants resident in Israel on the Grant Date are intended to be tax-qualified awards under Section 102 of the Israeli Income Tax Ordinance. The following provision applies to the Participant if the Participant is in Israel on the Grant Date.

Trust Arrangement

By accepting the Award, the Participant acknowledges that the Awards are granted under and governed by: (a) the Plan and the Appendix—Israel Taxpayers (the “Subplan”), a copy of which has been provided to the Participant or made available for his or her review, (b) Section 102(b)(2) of the Income Tax Ordinance (New Version)—1961 (the “ITO”) and the Income Tax Rules (Tax Benefits in Stock Issuance to Employees)—2003 (the “Rules”), and (c) the Trust Agreement, a copy of which has been provided to the Participant or made available for his or her review. Furthermore, the Participant agrees that the Awards will be issued to a Trustee to hold on the Participant’s behalf pursuant to the terms of the ITO, the Rules and the Trust Agreement.

In addition, the Participant confirms that he or she is familiar with the terms and provisions of Section 102 of the ITO, particularly the Capital Gains Track described in subsection (b)(2) thereof and agrees that he or she will not require the Trustee to release the Awards to him/her or sell the Awards to a third party during the Required Holding Period (as defined in the Subplan), unless permitted to do so by applicable law. In the event of any inconsistencies between the provisions of this Israel section of this Appendix B and the Agreement, the provisions of this Israel section of this Appendix B shall govern the Award and any Shares and in no event shall any term require shareholder approval as set out in Section 12.1 of the Plan.

Issuance of Shares

This provision supplements Section 4 of the Exhibit A:

If the Shares are to be issued during the Required Holding Period, such Shares shall be restricted and will be held by the Trustee on the Participant’s behalf. In the event that the Shares are to be issued after the expiration of the Required Holding Period, the Participant may elect to have the Shares issued and delivered directly to him or her, provided that the Participant first complies with any Tax-Related Items stipulated under the Agreement to the Trustee’s and the Company’s satisfaction, or in trust on the Participant’s behalf to the Trustee.

Restrictions on Transfer

This provision supplements Section 6 of Exhibit A:

Subject to the provisions of the Plan, Section 102 and any rules or regulations or orders or procedures promulgated thereunder, to obtain favorable tax treatment for Capital Gains Track awards, the Participant may not sell or release from trust any Shares received upon vesting of the RSUs and/or any Shares received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the holding period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the holding period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder will apply to and will be borne by the Participant.

Responsibility for Taxes

This provision supplements Section 11 of the Exhibit A:

The Participant hereby agrees to indemnify the Company, the Employer and any other Affiliate and the Trustee and hold them harmless against and from any and all liability for any Tax-Related Items and other amounts, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such amounts from any payment made to the Participant. Any reference to the Company or the Employer shall include a reference to the Trustee. The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decisions duly taken and bona fide executed in relation to the Plan or any RSUs or Shares acquired under the Plan. The Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the ITO.

The Participant shall not be liable for the Employer’s components of payments to the national insurance institute, unless otherwise agreed by the Participant and allowed by applicable tax laws. Furthermore, the Participant agrees to indemnify the Company, the Employer, any other Affiliate and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon that Participant has agreed to pay, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant for which the Participant is responsible.

Notwithstanding anything to the contrary in the Agreement, no Tax-Related Items will be settled by withholding Shares, unless the ITA approves otherwise in writing.

Governing Law

This section supplements Section 15(j) of Exhibit A:

To the extent any covenant, condition, or other provision of the Agreement and the rights of the Participant hereunder are intended to be rights granted under Section 102 and therefore determined to be subject to Israeli law, such covenant, condition, or other provision of the Agreement shall be subject to applicable Israeli law, but shall in no way affect, impair or invalidate any other provision of the Agreement, and the applicability of the Plan to such covenant, condition, or other provision of the Agreement.

Written Acceptance

If the Participant does not sign an Israel written consent form and deliver such form to the Company in connection with grants made under the Plan within 90 days of the grant date, the RSUs may not qualify for preferential tax treatment.

Immediate Sale Requirement for Non-Qualified Award

The following provision supplements Section 4 of Exhibit A and applies to Participants who transfer employment to Israel after the Grant Date with an Award that does not meet the requirements of Section 102 of the Israeli Income Tax Ordinance:

The Participant acknowledges that due to Tax-Related Items withholding requirements in Israel and as a condition to participation in the Plan, the Participant agrees to immediately sell all of the Shares that the Participant acquires upon each vesting date. The Participant further expressly authorizes the Company’s designated Plan broker to sell all Shares upon vesting and remit the proceeds from the sale, less any Tax-Related Items and brokerage fees, to the Participant. The Participant agrees to sign any forms and/or consents required by the broker to effectuate the sale of Shares. Further, the Participant acknowledges that the broker is under no obligation to arrange for the sale of Shares at any particular price. The Participant understands that the Company reserves the right to eliminate the immediate sale requirement should circumstances change in Israel.

Italy

Data Privacy

The following provision replaces Section 14 of Exhibit A:

The Participant understands that the Employer, the Company and any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company or an Affiliate, details of all Awards, or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor and will process such data for the purpose of implementing, managing and administering the Plan (“Data”) and in compliance with applicable laws and regulations.

The Participant also understands that providing the Company with Data is mandatory for compliance with local law and necessary for the performance of the Plan and that the Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of personal data processing is Red Hat, Inc. with its address at 100 East Davie Street, Raleigh, North Carolina, 27601, USA, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy for privacy purposes is Red Hat S.R.L. with its registered address at Via Fara Gustavo 26 - Milano (MI) - 20124.

The Participant understands that Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Data and by the data processor (the “Processor”), if any. An updated list of Processors and other transferees of Data is available upon request from the Employer. Furthermore, Data may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. The Participant understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. The Participant further understands that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Participant’s participation in the Plan, and that the Company and/or any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Award. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, in accordance with local law and may be located in or outside the European Economic Area in countries such as in the United States that might not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. The Participant should contact the Employer in this regard.

Furthermore, the Participant is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.

Plan Document Acknowledgment

The Participant further acknowledges having read and specifically and expressly approves the Data Privacy section above as well as the following sections of Exhibit A: Section 2 (“Vesting”); Section 3 (“Cessation of Business Relationship”); Section 10 and Appendix A (“Change in Control”); Section 11 (“Responsibility for Taxes”); Section 12 (“Nature of Grant”); Section 15(j) (“Governing Law/Choice of Venue”); Section 15(k) (“Appendix B”); and Section 15(l) (“Imposition of Other Requirements”).

Foreign Asset/Account Reporting Information

Italian residents who, at any time during the tax year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Japan

Foreign Asset/Account Reporting Information

The Participant will be required to report to the Japanese tax authorities details of any assets (including any Shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th of the following year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether the Participant will be required to report details of any Unvested RSUs or Shares held by the Participant in the report.

Korea

Exchange Control Information

If the Participant realizes US$500,000 or more from the sale of Shares or the receipt of dividends or any distribution paid on such Shares acquired under the Plan in a single transaction, the Participant will be required to repatriate the sale proceeds to Korea within three (3) years of the sale/receipt.

Foreign Asset/Account Reporting Information

Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). The Participant should consult with his or her personal tax advisor to determine how to value the Participant’s foreign accounts for purposes of this reporting requirement and whether the Participant is required to file a report with respect to such accounts.

Mexico

No Entitlement or Claims for Compensation

These provisions supplements Section 12 of Exhibit A:

Modification

By accepting the RSUs, the Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement

The award of RSUs is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with its offices at 100 East Davie Street, Raleigh, North Carolina, 27601, U.S.A., is solely responsible for the administration of the Plan and the Participant’s participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the sole employer is Red Hat S. de R. L. de C. V. (“Red Hat Mexico”) nor does it establish any rights between the Participant and the Employer.

Plan Document Acknowledgment

By accepting the RSUs, the Participant acknowledges that the Participant has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, by accepting the Agreement, the Participant further acknowledges that the Participant has read and specifically and expressly approved the terms and conditions in Section 12 of Exhibit A in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Affiliate are not responsible for any decrease in the value of the Shares underlying the RSUs.

Finally, the Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Participant’s participation in the Plan and therefore grants a full and broad release to the Employer, the Company and any Affiliate with respect to any claim that may arise under the Plan.

Spanish Translation

Sin derecho a compensación o reclamaciones por compensación.

Estas disposiciones complementan la Sección 12 del Anexo A:

Modificación

Al aceptar las Unidades de Acciones Restringidas, el Participante entiende y acuerda que cualquier modificación al Plan o al Contrato o su terminación no constituirá un cambio o perjuicio a los términos y condiciones de empleo.

Declaración de Política

El otorgamiento de las Unidades de Acciones Restringidas que la Compañía está haciendo de conformidad con el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin responsabilidad alguna.

La Compañía, con oficinas registradas ubicadas en 100 East Davie Street, en Raleigh, Carolina del Norte, 27601, EE.UU. es únicamente responsable de la administración del Plan y la participación en el Plan y la adquisición de Acciones no establece, de forma alguna, una relación de trabajo entre el Partícipe y la Compañía, ya que el Partícipe participa en el Plan de una forma totalmente comercial y el único patrón Red Hat S. de R. L. de C. V. (“Red Hat México”), y tampoco establece ningún derecho entre el Partícipe y el Patrón.

Reconocimiento del Documento del Plan

Al aceptar el Otorgamiento de las Unidades de Acciones Restringidas, el Participante reconoce que el Partícipe ha recibido copias del Plan, ha revisado el Plan y el Contrato en su totalidad y entiende y acepta completamente todas las disposiciones contenidas en el Plan y en el Contrato.

Adicionalmente, al aceptar el Contrato, el Participante reconoce que ha leído y específica y expresamente ha aprobado los términos y condiciones de la Sección 12 del Anexo A, en el que claramente se ha descrito y establecido que: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el Plan es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y cualquier empresa afiliada no son responsables por cualquier disminución en el valor de las Acciones subyacentes a las Unidades de Acciones Restringidas.

Finalmente, el Partícipe en este acto declara que el Partícipe no se reserva ninguna acción o derecho para interponer una demanda o reclamación en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, por lo tanto, otorga el más amplio finiquito al Patrón, la Compañía y cualquier empresa afiliada con respecto a cualquier demanda o reclamación que pudiera surgir en virtud del Plan.

Netherlands

No country-specific terms apply.

New Zealand

Securities Law Information.

WARNING: The Participant is being offered RSUs which allows the Participant to acquire Shares in accordance with the terms of the Plan and the Agreement. The Shares, if issued, give the Participant a stake in the ownership of the Company. The Participant may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preference shares have been paid. The Participant may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, the Participant may not be given all the information usually required. The Participant will also have fewer other legal protections for this investment.

The Participant understands that he or she should ask questions, read all documents carefully, and seek independent financial advice before participating in the Plan.

The Shares are quoted and approved for trading on the New York Stock Exchange (“NYSE”) in the United States of America. This means that, if the Participant acquires Shares under the Plan, the Participant may be able to sell his or her investment on the NYSE if there are interested buyers. The price will depend on the demand for the Shares.

For information on risk factors impacting the Company’s business that may affect the value of the Shares, the Participant should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at https://investors.redhat.com/financial-information/sec-filings.

Singapore

Securities Law Information

The Award is granted to the Participant by the Company pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Award is subject to section 257 of the SFA, and Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Award in Singapore, unless such sale or offer in Singapore is made more than six (6) months from the Grant Date, or pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Information

If the Participant is the Chief Executive Officer (“CEO”) or a director, associate director or shadow director1 of a Singapore Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether Participant is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Affiliate in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any related company. In addition, the Participant must notify the Singapore Affiliate when the Participant sells shares of the Company or any related company (including when the Participant sells Shares acquired pursuant to the Award). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company or within two business days of becoming the CEO or a director, associate director or shadow director if such an interest exists at that time. Please contact the Company to obtain a copy of the notification form.

[1]

A shadow director is an individual who is not on the board of directors of the Singapore Affiliate but who has sufficient control such that the board of directors of the Singapore Affiliate acts in accordance with the directions or instructions of the individual.

Spain

Nature of Grant

This provision supplements Sections 3 and 12 of Exhibit A:

By accepting the Award, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan and the Agreement.

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that the grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis other than as set forth in the applicable award agreement. Consequently, the Participant understands that the Award is granted on the assumption and condition that the Award and any Shares subject to the Award shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.

Additionally, the Participant understands that the vesting of the RSUs covered by the Award is expressly conditioned on the Participant’s continued and active rendering of service to the Company or the Employer, as applicable, such that if the Participant’s Business Relationship ceases for any reason whatsoever, the RSUs will cease vesting immediately effective as of the date of cessation of the Participant’s Business Relationship. This will be the case, for example, even if (i) the Participant is considered to be unfairly dismissed without good cause; (ii) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (iii) the Participant’s Business Relationship ceases due to a change of work location, duties or any other employment or contractual condition; (iv) the Participant’s Business Relationship ceases due to the Company’s or any of its Affiliates’ unilateral breach of contract; or (v) the Participant’s Business Relationship ceases for any other reason whatsoever. Consequently, upon cessation of the Participant’s Business Relationship for any of the above reasons, the Participant will automatically lose any rights to the Award granted to him or her to the extent any RSUs covered by the Award were unvested on the date of cessation of the Participant’s Business Relationship, as described in the Agreement.

The Participant acknowledges that he or she has read and specifically accepts the conditions referred to in Section 3 of Exhibit A.

Finally, the Participant understands that this Award would not be made but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of the Award shall be null and void.

Exchange Control Information

The acquisition, ownership and sale of Shares under the Plan must be declared to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Economy and Competitiveness. The Participant must also declare ownership of any Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

The Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to the Participant by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information

If the Participant holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, the Participant is required to report certain information regarding such rights and assets on tax form 720. After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by the following March 31.

Securities Law Information

The Award and the Shares subject to the Award do not qualify as securities under Spanish regulations. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. Neither the Plan nor the Agreement have been or will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), nor do they constitute a public offering prospectus.

Sweden

No country-specific terms apply.

Switzerland

Securities Law Information

The RSUs offered by the Company are considered a private offering in Switzerland; therefore, such offer is not subject to registration in Switzerland.

United Arab Emirates

Securities Law Information

The Plan is an employee equity incentive plan and is only being offered to selected Participants of the Company and its Affiliates in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such Participants and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.

If the Participant does not understand the contents of the Plan and the Agreement, the Participant should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

United Kingdom

Responsibility for Taxes

The following provision supplements Section 11 of Exhibit A:

If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected tax shall constitute a loan owed by the Participant to the Company or the Employer, as applicable, effective as of the Due Date. The Participant agrees that the loan will bear interest at the then current Her Majesty’s Revenue and Customs (“HMRC”) official rate, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 11 of Exhibit A.

Notwithstanding the foregoing, if the Participant is an executive officer or director of the Company within the meaning of Section 13(k) of the Exchange Act, the Participant shall not be eligible for a loan to cover the income tax due as described above. In the event that the Participant is such an executive officer or director and the income tax due is not collected by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions may be payable. The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in Section 11 of Exhibit A.

United States

No country-specific terms apply.